EXHIBIT 99.1

FOR IMMEDIATE RELEASE

UNITED RENTALS REPORTS FIRST QUARTER RESULTS

GREENWICH, CT, April 24, 2003 – United Rentals, Inc. (NYSE: URI) today announced financial results for the first quarter ended March 31, 2003. The company reported revenues of $591.9 million, compared to $599.0 million reported for the first quarter of 2002. Rental revenues were 75.0% of total 2003 revenues, sales of rental equipment were 5.9%, and sales of equipment and merchandise and other revenues were 19.1%. Same-store rental revenues rose 1.6% year over year. The company had a net loss for the quarter of $8.7 million, or $0.11 per share, compared to net income of $7.6 million, or $0.08 per diluted share in the first quarter of 2002. (The results for 2002 are before the cumulative effect of a change in accounting principle relating to goodwill impairment that resulted in a non-cash charge, net of tax, of $288.3 million). Equipment utilization in the first quarter of 2003 was 46.6% compared to 49.6% in last year’s first quarter, and sharing of equipment among branches accounted for 10.7% of rental revenues compared with 10.2% in last year’s first quarter. Rental rates were down 2.3% compared to the same period last year.

Bradley Jacobs, chairman and chief executive officer, said, “Our first quarter results were dampened by continued weakness in non-residential construction and reduced state spending on roads and bridges. Our results were also affected by increases in certain operating costs such as fuel, insurance and employee benefits. Rental rates, while down 2.3% for the quarter, declined less than we had anticipated, and we grew our revenues from National Accounts and merchandise sales.

“Our results also reflect first quarter seasonality. For the full year, we expect to generate earnings of about $0.90 per diluted share, excluding any non-cash goodwill write-off that may be required in connection with SFAS 142. We also expect to generate about $650 million of cash flow from operations and the sale of used equipment in 2003, and plan to invest about $300 million of this cash in equipment purchases for our rental fleet.”

The company will conduct an investor conference call at 11:00 AM (EDT) today. Interested parties can participate by dialing 1-719-457-2600. The conference call will also be broadcast live over the internet at www.vcall.com and on the company’s web site at www.unitedrentals.com.

United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 750 locations in 47 states, seven Canadian provinces and Mexico. The company serves 1.7 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of approximately $3.7 billion.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy. The company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the company may not have access to capital that it may require, (4) any companies that United Rentals acquires could have undiscovered liabilities and may be difficult to integrate and (5) costs may increase more than anticipated. These risks and uncertainties, as well as others, are discussed in greater detail in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

# # #

Contact:

Fred Bratman

Vice President, Corporate Communications

United Rentals, Inc.

(203) 618-7323

fbratman@ur.com

UNITED RENTALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(000s, except per share data)

	Three months ended March 31, 2003	Three months ended March 31, 2002

Revenues:
Equipment rentals	$443,648	$446,288
Sales of rental equipment	35,080	39,130
Sales of equipment and merchandise and other revenues	113,123	113,547

Total revenues	591,851	598,965

Cost of revenues:
Cost of equipment rentals, excluding depreciation	252,404	235,562
Depreciation of rental equipment	80,743	78,050
Cost of rental equipment sales	23,255	25,132
Cost of equipment and merchandise sales and other operating costs	81,460	81,013

Total cost of revenues	437,862	419,757
Gross profit	153,989	179,208
Selling, general and administrative expenses	96,761	98,495
Non-rental depreciation and amortization	16,978	13,884

Operating income	40,250	66,829
Interest expense	54,656	54,677
Other (income) expense, net	(106)	(280)

Income (loss) before provision (benefit) for income taxes and cumulative effect of change in accounting principle	(14,300)	12,432
Provision (benefit) for income taxes	(5,577)	4,848

Net income (loss) before cumulative effect of change in accounting principle	(8,723)	7,584
Cumulative effect of change in accounting principle, net of tax		(288,339)

Net loss	$(8,723)	$(280,755)

Earnings (loss) per share-basic:
Income (loss) before cumulative effect of change in accounting principle	$(0.11)	$0.10
Cumulative effect of change in accounting principle, net		(3.92)

Net loss	$(0.11)	$(3.82)

Earnings (loss) per share-diluted:
Income (loss) before cumulative effect of change in accounting principle	$(0.11)	$0.08
Cumulative effect of change in accounting principle, net		(3.92)

Net loss	$(0.11)	$(3.84)

Weighted average shares outstanding:
Basic	76,778	73,521
Diluted	76,778	97,341

UNITED RENTALS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(000s)

	March 31	December
	2003	2002

ASSETS
Cash and cash equivalents	$32,928	$19,231
Accounts receivable, net	422,266	466,196
Prepaid expenses and other assets	258,716	223,091
Rental equipment, net	1,838,098	1,845,675
Property and equipment, net	418,371	425,352
Goodwill and other intangible assets, net	1,721,697	1,711,012

	$4,692,076	4,690,557

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$191,657	$207,038
Debt	2,533,631	2,512,798
Deferred taxes	220,754	225,587
Accrued expenses and other liabilities	179,181	187,079
Total liabilities	3,125,223	3,132,502

Company-obligated mandatorily redeemed convertible preferred securities of a subsidiary trust	226,550	226,550
Stockholders’ equity	1,340,303	1,331,505

	$4,692,076	$4,690,557

GAAP Reconciliation

1.    Our results for the first quarter of 2002 reported in the press release have been adjusted to exclude the cumulative effect of a change in accounting principle relating to change in goodwill impairment. The table below reconciles the as-adjusted results with our results in accordance with generally accepted accounting principles (“GAAP”).

Three Months Ended March 31, 2002 (000s, except per share data)

Net loss	$(280,755) or $(3.84) per diluted share

Cumulative effect of accounting change (relating to change in goodwill impairment), net of tax	$(288,339) or $(3.92) per diluted share

Income, as adjusted	$7,584 or $0.08 per diluted share

2.    Our EBITDA was $138.0 million and $158.8 million during the first quarter of 2003 and the first quarter of 2002, respectively. EBITDA is defined as net income (excluding: i. non-operating income and expense, and ii. a $288.3 million non-cash charge in 2002 due to the cumulative effect of a change in accounting principle relating to goodwill impairment) plus interest expense, income taxes and depreciation and amortization. EBITDA is presented to provide additional information concerning our ability to meet future debt service obligations and capital expenditure and working capital requirements. However, EBITDA is not a measure of financial performance under GAAP. Accordingly, EBITDA should not be considered an alternative to net income or cash flows as indicators of our operating performance or liquidity. The table below reconciles net income (loss) to EBITDA for the periods indicated:

	Three Months Ended
	March 31, (000s)
	2003	2002

Net loss	$(8,723)	$(280,755)
Plus:
Cumulative effect of change in accounting principle, net of tax		288,339
Other (income) expense, net	(106)	(280)
Interest expense	54,656	54,677
Income taxes	(5,577)	4,848
Depreciation and amortization	97,721	91,934

EBITDA	$137,971	$158,763

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